As filed with the Securities and Exchange Commission on April 28, 2017

Registration No. 333-210192

Registration No. 333-202644

Registration No. 333-194134

Registration No. 333-187226

Registration No. 333-183131

Registration No. 333-177606

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-210192

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202644

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194134

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-187226

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-183131

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-177606

ZELTIQ Aesthetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-0119051
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4410 Rosewood Drive

Pleasanton, CA 94588

(Address of principal executive offices)

2012 Stock Plan

2011 Equity Incentive Plan

2011 Employee Stock Purchase Plan

2005 Stock Incentive Plan

(Full Title of the Plans)

A. Robert D. Bailey

Chief Legal Officer and Corporate Secretary

Allergan plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

(Name and address of agent for service)

Telephone number, including area code, of agent for service:

(862) 261-7000

Copy to:

Andrew L. Bab

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

(212) 909-6323

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ¨  ☐

DEREGISTRATION OF SECURITIES

ZELTIQ Aesthetics, Inc., an Delaware corporation (the “Company”) is filing these Post-Effective Amendments to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements.

(1)	Registration Statement No. 333-177606, filed with the Securities and Exchange Commission (the “Commission”) on October 28, 2011, pertaining to the registration of 4,895,069 shares of the Company’s common stock under the Company’s 2005 Stock Incentive Plan, 2,089,234 shares of the Company’s common stock under the Company’s 2011 Equity Incentive Plan and 870,018 shares of the Company’s common stock under the Company’s 2011 Employee Stock Purchase Plan;

(2)	Registration Statement No. 333-183131, filed with the Commission on August 7, 2012 pertaining to the registration of 1,500,000 shares of the Company’s common stock under the Company’s 2012 Stock Plan;

(3)	Registration Statement No. 333-187226, filed with the Commission on March 13, 2013, pertaining to the registration of 1,200,000 shares of the Company’s common stock under the Company’s 2011 Equity Incentive Plan and 150,000 shares of the Company’s common stock under the Company’s 2011 Employee Stock Purchase Plan;

(4)	Registration Statement No. 333-194134, filed with the Commission on February 26, 2014, pertaining to the registration of 1,851,794 shares of the Company’s common stock under the Company’s 2011 Equity Incentive Plan and 370,358 shares of the Company’s common stock under the Company’s 2011 Employee Stock Purchase Plan;

(5)	Registration Statement No. 333-202644, filed with the Commission on March 10, 2015, pertaining to the registration of 1,000,000 shares of the Company’s common stock under the Company’s 2011 Equity Incentive Plan; and

(6)	Registration Statement No. 333-210192, filed with the Commission on March 15, 2016, pertaining to the registration of 1,000,000 shares of the Company’s common stock under the Company’s 2011 Equity Incentive Plan.

On April 28, 2017 (the “Effective Date”), the Company consummated the merger contemplated by the Agreement and Plan of Merger, dated as of February 13, 2017 (the “Merger Agreement”), by and among the Company, Allergan Holdco US, Inc., a Delaware corporation (“Allergan”), and Blizzard Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Allergan (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Allergan.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to deregister all of the securities registered and reserved for issuance under the Registration Statements which remained unissued as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on April 28, 2017.

ZELTIQ AESTHETICS, INC.
Dated: April 28, 2017
/s/ A. Robert Bailey
A. Robert Bailey
President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ A. Robert Bailey	President	April 28, 2017
A. Robert Bailey	(Principal Executive Officer)

/s/ Stephen Kaufhold	Treasurer	April 28, 2017
Stephen Kaufhold	(Principal Financial and Accounting Officer)

/s/ Kira Schwartz	Secretary, Director	April 28, 2017
Kira Schwartz

/s/ Sigurd Kirk	Vice President, Director	April 28, 2017
Sigurd Kirk